Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHURCHILL CAPITAL CORP VII

Pursuant to Section 242 of the

Delaware General Corporation Law

1.              The undersigned, being a duly authorized officer of CHURCHILL CAPITAL CORP VII (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

2.              The name of the Corporation is Churchill Capital Corp VII.

3.              The Corporation’s original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on October 9, 2020. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 12, 2021 and was subsequently amended by the filing of the first certificate of amendment on May 16, 2023 with the Secretary of State of Delaware (as amended, the “Amended and Restated Certificate of Incorporation”).

4.              This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

5.              This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the affirmative vote of (1) the holders of at least 65% of the outstanding shares of Common Stock, voting together as a single class, in regards to amendment to Section 9.1(b) and (2) both (x) a majority of the holders of the outstanding shares of Common Stock voting together as a single class, and (y) a majority of the outstanding Class B Common Stock voting separately as a single class in regards to the amendment to Section 4.3(b)(i), each in accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

6.              The text of Section 4.3(b)(i) of Article IV is hereby amended and restated in full to read as follows:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) either (A) at any time at the election of holder of such shares of Class B Common Stock or (B) automatically on the closing of the Business Combination.”

7.              The text of Section 9.1(b) of Article IX is hereby amended and restated in full to read as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the amounts withdrawn to fund the Corporation’s working capital requirements, to the extent set forth in the Registration Statement, and/or to pay the Corporation’s taxes (“Permitted Withdrawals”), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by August 17, 2024 (or such earlier date as determined by the Board) (the “Completion Window”) or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 9th day of February, 2024.

CHURCHILL CAPITAL CORP VII

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer